UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2017

FOOTHILLS EXPLORATION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-190836	27-3439423
(Commission File Number)	(IRS Employer Identification No.)

633 17th Street, Suite 1700-A

Denver, Colorado 80202

(Address of Principal Executive Offices)

(720) 449-7478

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 11, 2017, Foothills Exploration, Inc. (the “Company”), announced that it had entered into a purchase and sale agreement, with an undisclosed seller, to acquire certain Utah and Colorado oil and gas assets that following acquisition will bolster the Company’s holdings to over 100,000 acres in the Rockies.

Under this agreement, the Company will:

●	acquire 67,330 gross acres (49,600 net acres) held by production,
●	obtain 85 total wells, of which 31 are actively producing, and 54 are shut-in,
●	operate 66 of these wells, while 19 of these wells will be non-operated.

This acquisition, anticipated to close by or before June 30, 2017, is expected to deliver immediate revenue. Closing of the transaction is subject to traditional representations, warranties, covenants and adjustments including, but not limited to lien releases, cures of any defective title matters, satisfaction of leases and amendments thereto, as well as certain adjustments for pre-closing expenditures and oil in storage, along with receipt of any required government consents, among other matters. No assurance can be given that the transaction will close on the terms provided or at all.

Item 8.01 Other Items

On May 11, 2017, the Company issued a press release announcing the purchase and sale transaction. A copy of the press release entitled “Foothills Exploration, Inc. Announces Acquisition of Uinta-Piceance Basin Assets Bolstering Current Acreage Position to Over 100,000 Acres in the Rockies” is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by the registrant on May 11, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2017.

FOOTHILLS EXPLORATION, INC.

/s/ B. P. Allaire
By:	B. P. Allaire
Chief Executive Officer